Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Agenus Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333‑40440, 333‑40442, 333‑50434, 333‑69580, 333‑106072, 333‑115984, 333‑143807, 333‑143808, 333‑151745, 333‑160084, 333‑160087, 333‑160088, 333‑176609, 333-183066, 333-183067, 333-189926 and 333-195851) and on Form S-3 (Nos. 333‑161277, 333‑163221, 333-189534, 333-195852 and 333-199255) of Agenus Inc. (the Company) of our reports dated March 16, 2015, with respect to the consolidated balance sheets of Agenus Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Agenus Inc. and subsidiaries.

Our report dated March 16, 2015 contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting excludes 4-Antibody AG, which was acquired by the Company in 2014 . Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of 4-Antibody AG as of December 31, 2014.

/s/ KPMG LLP
Boston, Massachusetts
March 16, 2015